                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            MEADE INSTRUMENTS CORP.,
                             A DELAWARE CORPORATION


    Meade Instruments Corp., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (this "Corporation"), DOES HEREBY
CERTIFY:

    FIRST: That at a meeting of the Board of Directors of this Corporation, the Board adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of this Corporation. The resolution setting forth the proposed amendment is as follows:

        "RESOLVED, that, subject to stockholder approval in accordance with Delaware Corporate Law, the first paragraph of Article IV of the Certificate of Incorporation of this Corporation is amended to read in its entirety as follows:

                                   `ARTICLE IV
                                  CAPITAL STOCK

        The Corporation is authorized to issue two classes of capital stock, designated respectively "Common Stock" and "Preferred Stock". The total number of shares of stock which the Corporation shall have authority to issue is Fifty-One Million (51,000,000) shares, $.01 par value per share, consisting of Fifty Million (50,000,000) shares of Common Stock and One Million (1,000,000) shares of Preferred Stock, $.01 par value per share.'"

    SECOND: That thereafter, pursuant to a resolution of its Board of Directors, the Annual Meeting of the Stockholders of this Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the above amendment.

    THIRD: That the above amendment was duly adopted in accordance with the applicable provisions of Section 222 and 242 of the Delaware General Corporation Law.


Signed on July 14, 2000.


                                                 /s/ Steven G. Murdock
                                                --------------------------------
                                                Steven G. Murdock, Secretary